State of Delaware
Secretary of State
Division of Corporations
Delivered 06:49 PM 04/28/2006
FILED 04:51 PM 04/28/2006
SRV 060399187 - 4150753 FILE

CERTIFICATE OF FORMATION
OF
WEKIVA SPRINGS CENTER, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

I.

The name of the limited liability company (the "LLC") is Wekiva Springs Center, LLC.

II.

The address of the registered office of the LLC in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the LLC's registered agent for service of process in the State of Delaware at such address is National Registered Agents, Inc.

III.

This Certificate of Formation shall be effective upon filing of the Certificate in the Office of the Secretary of State of the State of Delaware.

IV.

The principle address of the LLC is 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Wekiva Springs Center, LLC on this the 28th day of April, 2006.

By: E. Brent Hill

E. Brent Hill, Esq.
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:47 PM 10/10/2007
FILED 10:48 AM 10/10/2007
SRV 071100653 - 4150753 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Wekiva Springs Center, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of October, A.D. 2007.

By: Samantha Jones
Authorized Person(s)

Name: Samantha Jones
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